Exhibit 10.12

SAR AWARD AGREEMENT

OAK STREET HEALTH, INC. OMNIBUS INCENTIVE PLAN

Oak Street Health, Inc. (the “Company”) grants to the Participant named below (“you”) the number of Stock Appreciation Rights (“SARs”) set forth below (the “Award”), under this SAR Award Agreement (“Agreement”).

Governing Plan:	Oak Street Health, Inc. Omnibus Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:	[Name]

Grant Date:	[Date]

Number of SARs:	[●]

Definition of SAR:	Each SAR entitles you to receive, upon exercise, an amount equal to (i) the Fair Market Value of 1 Share on the date of exercise minus (ii) the Exercise Price per SAR (the “Appreciation Value”).

Exercise Price per SAR:	$[●], which is the Fair Market Value as of the Grant Date

Original Expiration Date:	[●] years from the Grant Date (or earlier if your Separation from Service occurs before this Expiration Date; see Exercise after Separation from Service below)

Exercisability:	The SARs will become exercisable as follows, as long as you do not have a Separation from Service before the applicable [date/event]:

	[Date/Event]	% of SARs Exercisable*
	[—]	[●]%

*Any resultant fractional SARs will not become exercisable and will instead be subject to the next applicable [date/event].

Exercise after Separation from Service:

Separation from Service for any reason other than Disability, death, or Cause: any unexercisable SARs expire immediately and any exercisable SARs remain exercisable for [●] after your Separation from Service for any reason other than Disability, death, or Cause.

Separation from Service due to Disability or death: exercisable SARs remain exercisable for [●] after your Separation from Service due to your Disability or death.

Separation from Service for Cause: all SARs (including any exercisable and unexercisable SARs) expire immediately upon your Separation from Service for Cause.

Notwithstanding anything else in this Agreement, the SARs may not be exercised after the latest Original Expiration Date set forth above.

SAR TERMS

1.	Grant of Award.

(a)	The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)

You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you for review by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish. You may not exercise any of the SARs before you have accepted the terms of this Agreement. The Committee may unilaterally cancel and forfeit all or a portion of the Award if you do not timely accept the terms of this Agreement.

2.	Exercise of SARs.

(a)

Right to Exercise. The SARs will be exercisable in accordance with the terms provided in the table above, and all the rest of the terms of this Agreement. The SARs, to the extent exercisable, may be exercised in whole or in part. The SARs may not be exercised after they expire. No Shares will be issued upon the exercise of the SARs unless the issuance and exercise comply with all Applicable Laws. For income tax purposes, Shares will be considered transferred to you on the date you properly exercise the SARs. Until you have properly exercised the SARs and Shares have been delivered, you will not have any rights as a Stockholder for those Shares.

(b)

Method of Exercise. You may exercise the SARs by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”). The Exercise Notice must state your election to exercise the SARs, the number of SARs that are being exercised, and any other representations and agreements that may be required by the Company. The SARs will be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice.

3.	Restrictions on Exercise.

(a)	You may not exercise the SARs if the exercise would constitute a violation of any Applicable Law or Company policy.

(b)	Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.

(c)	If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Oak Street Health, Inc. Omnibus Incentive Plan and an SAR award agreement entered into between the registered owner and Oak Street Health, Inc. Copies of such plan and agreement are on file in the executive offices of Oak Street Health, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under Applicable Law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. In addition, you acknowledge and expressly agree to the lock-up terms of Section 13.21 of the Plan (and any successor terms).

4.	Transferability. You may not transfer the SARs in any manner other than by will or by the laws of descent and distribution and the SARs may be exercised during your lifetime only by you.

5.	Term of SARs. You may not exercise the SARs after they expire and you may only exercise the SARs in accordance with this Agreement.

6.

Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding under the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 13.5 of the Plan (and any successor terms). The Award is intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 13.16 of the Plan (and any successor terms).

7.

Form of Payment. Upon the exercise of all or a portion of the SARs, you will be entitled to an amount of Shares having a Fair Market Value on the date of exercise equal to the Appreciation Value of the SARs being exercised, less any amounts withheld under Section 6 above.

8.	Adjustment. Upon any event described in Section 4.2 of the Plan (or any successor section) occurring after the Grant Date, the adjustment terms of that section will apply to the SARs.

9.

Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and you agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

10.

Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all Applicable Laws.

11.	Miscellaneous.

(a)

Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing.

(b)	Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company for the SARs. Any prior agreement, commitment, or negotiation related to the SARs is superseded.

(d)

Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)

Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(f)	Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)

Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.

(h)

No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. Any value under the Option is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the SARs does not create any right to receive any future awards.

(i)

Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j)

Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 13.22 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(k)

Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.

Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you are agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement and you are agreeing to all of the terms of this Agreement, as of the Grant Date.

Participant signature:

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